Exhibit 99.1

For Immediate Release	Contact: Donna Pullen (803) 765-4558

Kevin P. Walker Joins SCBT Board of Directors

COLUMBIA, SC  - (October 27, 2010)  Robert R. Hill, Jr., President and CEO, SCBT Financial Corporation announced today that Kevin P. Walker, 60, has joined the SCBT Board of Directors.

“We are fortunate to add someone of Kevin’s caliber to our Board,” said Hill. “He has helped build a large CPA firm, and his skills as a CPA and entrepreneur will be very valuable to our shareholders.”

With over 36 years experience in audit, accounting and business advisory matters, Walker is a founding partner of Greer & Walker, LLP, the largest Charlotte-based accounting firm employing over 80 people.  Over its 26 year history, the firm has been recognized as the Partnership of the Year by the Charlotte Chamber of Commerce, has been twice named one of the Best Places to Work by the Charlotte Business Journal, and has also been recently named one of the Best Accounting Firms to Work For by Accounting Today magazine.

“We are pleased to have someone with Kevin’s background join our board,” said Robert R. Horger, chairman of the board, SCBT Financial Corporation.  “His knowledge and financial experience in public accounting will further enhance our board’s qualified team.”

Walker is a graduate of Hofstra University where he earned a Bachelor of Business Admistration in Accounting in 1973.  He is a member of the American Institute of Certified Public Accountants, the North Carolina Association of Public Accountants, the Financial Consulting Group, the Association of Certified Fraud Examiners, and the American Arbitration Association Panel of Arbitrators.  Greer & Walker, LLP is also a member of the PKF North American Network, an accounting firm association, where Walker has served on the Litigation Services Committee and the Business Valuation Committee (past chairman).

An active member of the community, Walker is a past board member and president of Teen Health Connection and the Council for Children’s Rights.  He is also a past board member of the YMCA’s Camp Thunderbird, is a past chairman for the Finance Council at St. Patrick’s Church, and is a past board member and coach for Dilworth Little League.

SCBT Financial Corporation, Columbia, South Carolina is a registered bank holding company incorporated under the laws of South Carolina.  The Company consists of SCBT, N.A., the second largest bank headquartered in South Carolina; SCBT of the Piedmont, a Division of SCBT, N.A.; NCBT, a Division of SCBT, N.A.; and Community

Bank & Trust, a Division of SCBT, N.A.   Providing financial services for over 76 years, SCBT Financial Corporation operates 76 locations in 17 South Carolina counties, 10 North Georgia counties, and Mecklenburg County in North Carolina.   Named in Forbes as one of the 100 Most Trustworthy Companies in America in 2009, SCBT Financial Corporation has assets of approximately $3.6 billion and its stock is traded under the symbol SCBT in the NASDAQ Global Select Market.  More information can be found at www.SCBTonline.com.